UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 13, 2008

BearingPoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31451 (Commission File Number)	22-3680505 (IRS Employer Identification No.)
1676 International Drive
McLean, VA 22102
(Address of principal executive offices)
Registrant’s telephone number, including area code (703) 747-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
David Hunter
On March 17, 2008, BearingPoint, Inc. (the “Company”) announced that it had named David Hunter as its Chief Operating Officer. Mr. Hunter will be based out of the Company’s Sydney, Australia office and will report directly to the Company’s Chief Executive Officer. In connection with his appointment and effective as of March 13, 2008, the Company and Mr. Hunter entered into the arrangements regarding his employment summarized below.
From January 1973 until his retirement in December 2005, Mr. Hunter, age 57, held various positions with and served in leadership roles at Accenture Ltd, a global management consulting, technology services and outsourcing company. At Accenture, he was in charge of Accenture’s Government Operating Group (now known as its Public Services Operating Group) (1995 through 2003) and had responsibility for all operations in the Asia Pacific region (2002 through 2004). Since retiring from Accenture in December 2005, Mr. Hunter has focused on managing his personal investments.
Employment Agreement. The Company and Mr. Hunter entered into an Employment Agreement, dated as of March 13, 2008, providing for the following:
•	Compensation. Mr. Hunter’s compensation is composed of the following:
°	For fiscal year 2008, Mr. Hunter’s annualized base salary will be $430,000 AUD (Australian Dollars), and his annual performance bonus target amount is $750,000 USD (U.S. Dollars), subject to the achievement of his performance objectives. For fiscal years beyond 2008, Mr. Hunter’s annual performance bonus target amount will be 100% of his annual base salary for the year for which the performance bonus is being awarded, subject to the achievement of his performance objectives.
°	The Company granted, or will grant, to Mr. Hunter the following stock options to purchase shares of common stock of the Company pursuant to the Company’s 2000 Long-Term Incentive Plan (the “LTIP”):
▪	Effective as of March 13, 2008, Mr. Hunter was granted stock options to purchase 1,485,000 shares of common stock of the Company, with an exercise price of $1.66 per share. These stock options will vest in equal 25% increments on each of the next four anniversary dates of such grant date.
▪	In addition, as part of his 2008 compensation, on each of April 1, 2008, July 1, 2008 and October 1, 2008, Mr. Hunter will be granted stock options to purchase 96,334, 96,333 and 96,333 shares of common stock of the Company, respectively, so long as he is an employee of the Company on such dates, with an exercise price per share equal to the closing price of the Company’s common stock on the New York Stock Exchange on such grant dates. Each of these stock options will vest on December 31, 2008.
All unvested stock options will vest as of the date of any Change in Control (as defined in the LTIP).
•	Benefits/Long-Term Incentives. Mr. Hunter will be entitled to participate in all employee benefit (including long-term incentive), fringe and perquisite plans, practices, programs, policies and arrangements generally provided to executives of the Company at a level commensurate with his position and location.

•	Living Expenses. The Company has agreed to provide reasonable living accommodations for Mr. Hunter during extended stay periods at the Company’s New York, New York location. In addition, the Company has agreed to reimburse Mr. Hunter for the reasonable travel expenses of his spouse, up to four times per year, while Mr. Hunter is on Company business.

•	Severance. Upon termination of Mr. Hunter’s employment by the Company other than Summary Termination (as defined in Mr. Hunter’s Managing Director Agreement), and in lieu of any amounts payable under Mr. Hunter’s Managing Director Agreement, the Company will pay to Mr. Hunter, within 30 days after the Company’s receipt of a fully executed release, a lump sum cash payment in the amount of $1,500,000 USD.
•	Indemnification. The Company has agreed to indemnify Mr. Hunter with respect to his activities on behalf of the Company to the fullest extent permitted by law and the Company’s Certificate of Incorporation.
Managing Director Agreement. Effective as of March 13, 2008, the Company and Mr. Hunter entered into a Managing Director Agreement that contains non-competition and non-solicitation provisions for a period of two years after his termination or resignation.
Special Termination Agreement. Effective as of March 13, 2008, the Company and Mr. Hunter entered into a Special Termination Agreement. The term of the Special Termination Agreement is three years (subject to potential one-year extensions) or, if longer, two years after a Change in Control. If, after a Change in Control and during the term of the Special Termination Agreement, the Company terminates Mr. Hunter’s employment other than as a Summary Termination (as defined in the Managing Director Agreement) or for Disability (as defined in the Special Termination Agreement) or if he terminates his employment within 60 days after any decrease of his base salary by 20% or more after such Change in Control, Mr. Hunter is entitled to certain benefits, including a lump sum cash payment of $1,500,000 USD.

Item 9.01	Exhibits
(d) Exhibits

99.1	Press Release of BearingPoint, Inc. dated March 17, 2008

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 17, 2008	BearingPoint, Inc.
	By:	/s/ Judy A. Ethell
Judy A. Ethell
Chief Financial Officer